Exhibit 99.1

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Consolidated financial statements as of December 31, 2011 and 2010, together with the Independent Auditors' Report

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Consolidated financial statements as of December 31, 2011 and 2010, together with the Independent Auditors' Report

Content

Independent Auditors' Report

Consolidated Financial Statements

Consolidated statements of financial position
Consolidated statements of comprehensive income
Consolidated statements of changes in net equity
Consolidated statements of cash flows
Notes to the consolidated financial statements

Independent Auditors' Report

To the Shareholders of Soldex S.A. (before Soldaduras Peruanas S.A.)

We have audited the accompanying consolidated financial statements of Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2011 and 2010, and January 1, 2010 and the consolidated statements of comprehensive income, consolidated statements of changes in net equity and consolidated statements of cash flows for the years then ended, and the summary of significant accounting policies and other explanatory notes.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material aspects, the financial position of Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries as of December 31, 2011 and 2010, and January 1, 2010 and its consolidated financial performance and consolidated cash flows for the years then ended, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Lima, Peru
May 28, 2012

/s/ Medina, Zaldívar, Paredes & Asociados

Countersigned by:

/s/ Carlos Ruiz
Carlos Ruiz
C.P.C.C. Register No.8016

Consolidated Statements of Financial Position
As of December 31, 2011, 2010 and as of January 1, 2010

		As of December, 31
	Notes	2011	2010	As of January 1, 2010
		S/.(000)	S/.(000)	S/.(000)
Assets
Current assets
Cash and cash equivalents	5	30,560	13,673	19,658
Trade accounts receivable, net	6	44,262	43,433	31,989
Other accounts receivable, net	7	5,292	8,829	21,686
Accounts receivable from related parties	15	455	13,026	10,937
Inventories, net	8	95,534	79,585	79,699
Prepaid expenses		428	674	226
Total current assets		176,531	159,220	164,195
Non-current assets
Available-for-sale investments		100	100	100
Goodwill	10 (b)	124,052	134,228	127,344
Property, plant and equipment, net	9	71,535	72,424	70,564
Intangibles, net	10 (a)	121,288	128,168	124,032
Total non-current assets		316,975	334,920	322,040
Total assets		493,506	494,140	486,235
Liabilities and net equity
Current liabilities
Financial liabilities	11	36,416	35,461	35,162
Trade accounts payable	12	28,584	14,420	14,987
Other accounts payable	13	26,449	18,594	21,567
Loans payable to shareholders	14	—	—	3,728
Other accounts payable to related parties	15	1,266	—	—
		92,715	68,475	75,444
Non-current liabilities
Financial liabilities	11	81,031	105,012	131,343
Other accounts payable		—	4,230	8,831
Deferred income		63	—	—
Loans payable to shareholders	14	—	—	4,884
Deferred tax liability	16	11,052	14,088	10,786
		92,146	123,330	155,844
Total liabilities		184,861	191,805	231,288
Shareholders' equity, net
Issued capital	17	148,309	148,309	148,309
Investment shares		74,153	74,153	74,153
Other capital reserves		11,279	11,279	11,279
Retained earnings		70,282	42,404	7,996
Translation results		4,622	26,190	13,210
Total net equity		308,645	302,335	254,947
Total liabilities and net equity		493,506	494,140	486,235

The accompanying notes are an integral part of this consolidated statement.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Consolidated Statements of comprehensive income
For the years ended December 31, 2011 and 2010

	Notes	2011	2010
		S/.(000)	S/.(000)

Net sales	19	263,875	308,376
Cost of sales	20	(153,543)	(179,573)
Gross profit		110,332	128,803
Selling costs	21	(44,119)	(46,049)
Administrative expenses	22	(21,380)	(26,308)
Other operating expenses, net	24	(246)	(578)
Operating profit		44,587	55,868
Financial expenses	25	(4,653)	(11,710)
Financial income		213	332
Exchange difference, net		1,490	4,266
Profit before income tax		41,637	48,756
Income tax	16 (b)	(13,759)	(14,348)
Net Income		27,878	34,408
Other comprehensive income		—	—
Total comprehensive income		27,878	34,408
Basic and diluted earnings per share stated in nuevos soles	26	0.125316	0.154669
Weighted average number of shares outstanding	17	222,462,540	222,462,540

The accompanying notes are an integral part of this consolidated statement.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Consolidated statements of changes in net equity
For the years ended December 31, 2011 and 2010

	Issued Capital	Investment shares	Other capital reserves	Retained earnings	Translation results	Total
	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Balance as of January 1, 2010	148,309	74,153	11,279	7,996	13,210	254,947
Translation results, note 17 (d)	—	—	—	—	12,980	12,980
Net income	—	—	—	34,408	—	34,408
Balance as of December 31, 2010	148,309	74,153	11,279	42,404	26,190	302,335
Translation results, note 17 (d)	—	—	—	—	(21,568)	(21,568)
Net income	—	—	—	27,878	—	27,878
Balance as of December 31, 2011	148,309	74,153	11,279	70,282	4,622	308,645

The accompanying notes are an integral part of this consolidated statement.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Consolidated statements of cash flows
For the years ended December 31, 2011 and 2010

	2011	2010
	S/.(000)	S/.(000)
Operating activities
Profit before income tax	41,637	48,756
Adjustments to reconcile profit before income tax to net cash flows
Depreciation and amortization	3,686	5,571
Obsolescence of inventories, net	758	945
Allowance for doubtful accounts receivable	73	211
Deferred Income tax	(1,639)	2,883
Cost of sales of property, plant and equipment, net	903	1,126
Financial expenses	4,653	11,710
Financial income	(213)	(332)
Working capital variations:
Decrease (increase) in trade and other accounts receivable	14,993	(35,670)
Decrease (increase) in prepaid expenses	246	(448)
Increase (decrease) in inventories	(16,707)	1,095
Increase in trade and other accounts payable	7,796	13,221
	56,186	49,068
Payment of interests	(4,653)	(11,710)
Collection of interests	213	332
Payment of income tax	(4,934)	(11,465)
Net cash and cash equivalent provided by from operating activities	46,812	26,225
Investing activities
Payments for:
Purchases of property, plant and equipment	(6,583)	(5,986)
Purchases of other assets	(316)	(192)
Net cash and cash equivalent used in investing activities	(6,899)	(6,178)

Financing activities
Payment of financial liabilities	(23,026)	(26,032)
Net cash and cash equivalents used in financing activities	(23,026)	(26,032)
Net increase (decrease) in cash and cash equivalents for the year	16,887	(5,985)
Cash and cash equivalents at the beginning of the year	13,673	19,658
Cash and cash equivalents at year-end	30,560	13,673

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements
As of December 31, 2011, 2010 and January 1, 2010

1.	Identification and business activity

Soldex S.A. (formerly Soldaduras Peruanas S.A., hereinafter “the Company” or “Soldex”) is a Peruvian company incorporated on July 22, 2010, engaged in the welding business. As explained in Note 2 below, the Company received the equity block of the welding business from Soldexa S.A through a reorganization process and changed its legal name as of May 26, 2011, to the current name. The main shareholder of the Company is Inmuebles Limatambo S.A, which holds 44.42 percent of the capital stock. See note 2.

The Company's legal domicile is Nicolas Arriola Avenue No. 767, Santa Catalina, Lima, Peru.

The consolidated financial statements as of December 31, 2011 and for the year ended on that date were approved for their issuance by the Management on February 16, 2012.

The economic activity of the Company includes the manufacture, processing, industrial exploitation, representation, development, research, distribution, transportation, import and export of welds, other chemicals products and metal in general, and their inputs, accessories, related and derivatives.

As of December 31, 2011, 2010 and January 1, 2010, the consolidated financial statements comprise the financial statements of the Company and the following subsidiaries (hereinafter the "Group") Soldaduras West Arco, Soldaduras Megriweld, Comelven, Solvensol and Nitrocorp.

Here, we describe the activities of the principal subsidiaries:

-
Soldaduras West Arco was incorporated on April 23, 2008 under the laws of the Republic of Colombia. It is engaged in the manufacturing and trading of all kinds of items related to the metalworking industry, such as electrodes and welding wires, welding equipment and other chemical and metallurgical products in general, and their inputs, accessories, related and derivatives.

-	Comelven C.A. was incorporated on September 27, 2000 under the laws of the Bolivarian Republic of Venezuela. It is engaged in the trading and distribution of electrodes and welding wires.

-
Megriweld Welding Ltda. was incorporated on September 10, 1993 under the laws of the Republic of Colombia and is engaged in the production, manufacturing, distribution and trading of all kinds of products related to the metalworking sector, especially the welds industry.

2.	Simple reorganization

The General Shareholder's Meeting held on March 24, 2011, approved the reorganization process of the Group, in order to separate the real estate business from welding business, and create a unit independent and specialized in welding line. This reorganization did not change the corporate structure under which the Group operates; it did not generate any variation in their equity.

For the implementation of the reorganization, Soldexa (now Futura Consorcio Inmobiliario S.A.) identified the assets and liabilities of the businesses above mentioned and transferred them to Soldaduras Peruanas S.A. (today Soldex SA) the equity block corresponding to the welding business. The results generated in the first six months of welding business were not transferred in the equity block and are not part of the Company's results for the year 2011.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

The composition of net income generated by the welding business not transferred to the Company is as follows:

Results from January 1 to June 30, 2011
S/.(000)
Net sales	94,894
Cost of sales	(59,376)
Gross profit	35,518
Administrative expenses	(9,133)
Selling costs	(10,166)
Other income and expenses, net	300
Operating profit	16,519
Financial income	189
Financial expenses	(4,895)
Exchange difference, net	1,978
Profit before income tax	13,791
Income tax	(4,583)
Net Income	9,208

On July 1, 2011, the Company proceeded to the implementation of such agreement based on the financial statements of Soldexa as of June 30, 2011, transferring assets for the amount of S/.434,673,000 and liabilities for the amount of S/.142,215,000. Subsequently, the Company's Management determined that the amounts transferred required certain adjustments as assets and liabilities of welding business included concepts belonging to the real estate business.

Consequently, the Company's management and Futura Consorcio Inmobiliario S.A.'s management agreed to record the effects of adjustments to appropriately reflect the assets and liabilities of each business. Following, we describe these items related to the welding business and the corresponding adjustments to the transfer:

	Initial transfer of assets and liabilities	Adjustments	Assets and liabilities transferred
	S/.(000)	S/.(000)	S/.(000)
Assets
Current Assets	33,125	(5,409) (c)	27,716
Inventories	50,139	—	50,139
Financial Investments	324,647	—	324,647
Property, plant and equipment, net	23,021	(1,497) (a)	21,524
Other assets	3,741	—	3,741
Total Assets	434,673	(6,906)	427,767
Liabilities
Total liabilities	(142,215)	6,906 (b)	(135,309)
Equity block transferred	292,458	—	292,458

(a)	Property, plant and equipment, net: corresponds to improvements related to the Property in Lurin for the amount of S/.1, 497.141, included in the entry of facilities.

(b)	Liabilities:

(b.1)	Other accounts payable: correspond to provisions of service charges for financial audit, tax and consulting services for the amount of S/.118,186.

(b.2)	Deferred income tax liability: corresponds to the tax effect of unrealized gain on changes in fair value of available-for-sale investments held in EXSA S.A., for the amount of S/.2,023,966.

(b.3)	Current income tax: corresponds to the current income tax of the welding business retained in equity block of Futura Consorcio Inmobiliario, for the amount of S/.4,764.229.

(c)	Cash and cash equivalents: corresponds to a proportional adjustment between the modified assets and liabilities.

Modifications made to the balances of transferred assets and liabilities were approved by management as of the reporting date.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

3.	Basis of preparation and summary of significant accounting policies

3.1	Basis of presentation -
The Group's consolidated financial statements were prepared in accordance with International Financial Reporting Standards (IFRS).

For all prior periods and to the year ended on December 31, 2010 inclusive, the Group prepared its financial statements in accordance with generally accepted accounting practices local (local GAAP). These financial statements for the year ended on December 31, 2011 are the first financial statements prepared under IFRS. Note 3.4 includes information about how the Group adopted IFRS for the first time.

The consolidated financial statements have been prepared under the historical cost model.

The consolidated financial statements are presented in Peruvian nuevos soles and all values are rounded to the nearest thousand (S/.000), unless otherwise noted.

3.2	Basis of consolidation -

The consolidated financial statements include the financial statements of the company and its subsidiaries as of December 31, 2011.

Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date such control ceases. The financial statements of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All balances, transactions, unrealized comprehensive income arising from transactions between the Group entities and dividends, are eliminated completely.

A change in the ownership interest of a subsidiary, without a change of control, is accounted for as an equity transaction. When the Group loses control of a subsidiary:

•	Derecognises the assets (including goodwill) and liabilities of the subsidiary;

•	Derecognises the carrying amount of any non-controlling participation;

•	Derecognises the cumulative translation differences, recorded in equity

•	Recognizes the fair value of the services that has been received;

•	Recognizes the fair value of any residual investment retained;

•	Recognizes any positive or negative balance as a result; and

•	Reclassifies the income or retained earnings, as appropriate, the participation of the controlling entity in the components previously recognized in other comprehensive income.

3.3	Summary of significant accounting policies -

The significant accounting policies of the Company for the preparation of its consolidated financial statements are described as it follows:

3.3.1	Transactions with entities under common control. -

Fusion
IFRS does not provide specific accounting treatment for the legal merger of a parent company and its subsidiaries, which is why the Group, based on what is allowed by IAS 8 and the Framework, adopted the following accounting policy:

A legal merger where the subsidiaries are absorbed by the parent company is, essentially, a redemption of shares of subsidiaries in exchange for the assets and liabilities of these subsidiaries. Accordingly, assets and liabilities to be joined are recognized in the carrying amounts that remain in the consolidated financial statements from the date of the legal merger. These carrying amounts include any goodwill, intangible assets and / or price allocation adjustments when the subsidiary was acquired, net of amortization, depreciation or impairment losses that were applicable. The difference between: (i) the amounts allocated to the assets and liabilities in the separated financial statements of the Company after the legal merger and (ii) the carrying amount of investments in subsidiaries acquired which are held at cost is recognized in the statements of comprehensive income.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

3.3.2	Financial Instruments: Initial recognition and subsequent measurement -

(a)	Financial Assets -

Initial recognition and measurement -
Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial investments, call options, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company and Subsidiaries determine the classification of its financial assets at initial recognition.

All financial assets are recognized initially at fair value plus, in the case of assets not carried at fair value through profit or loss, transaction costs are directly attributable.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the date trade, i.e., the date that the Group commits to purchase or sell the asset.

The Company and its subsidiaries's financial assets include cash and cash equivalents, accounts receivable and others, and available-for-sale financial investments.

Subsequent measurement -
The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss -
Financial assets at fair value through profit or loss includes financial assets held for trading and financial assets designated upon initial recognition as at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. This category includes derivate financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Financial assets at fair value through profit and loss are carried in the consolidated statements of financial position at fair value with changes in fair value recognized in finance income or finance costs in the consolidated statements of comprehensive income.

The Group did not designate any financial asset under this classification as of December 31, 2011, 2010 and January 1, 2010.

Loans and receivables -
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are measured at amortized cost using the effective interest rate method (EIR), less impairment. Amortized cost is calculated taking into account any discount or premium on acquisition and fees or costs that are an integral part of EIR. The EIR amortization is included in finance income in the consolidated statements of comprehensive income. The losses arising from impairment are recognized in the consolidated statements of comprehensive income in finance costs.

Held to maturity investments -
Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held-to maturity when the Group and subsidiaries have the positive intention and ability to hold them to maturity. After initial measurement, held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the consolidated statements of comprehensive income. The losses arising from impairment are recognized in the consolidated statements of comprehensive income in finance costs.

The Group did not have any held-to-maturity investments during the years ended December 31, 2011, 2010 and January 1, 2010.

Available-for-sale financial investments -
Available-for-sale financial investments include equity and debt securities. Equity investments classified as available-for sale are those, which are neither classified as held for trading nor designated at fair value through profit or loss. After initial measurement, available-for-sale financial investments are measured at fair value with unrealized gains or losses recognized as other comprehensive income in the available-for-sale reserve until investment is derecognized, at which time the cumulative gain or loss is recognized in other operating income, or determined to be impaired, at which time the cumulative loss is reclassified to the consolidated statements of comprehensive income in finance costs and removed from the available-for-sale reserve.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

The Group evaluates its available-for-sale financial assets to determine whether the ability and intention to sell them in the near term is still appropriate. When the Group is unable to trade these financial assets due to inactive markets and management's intention to do significantly changes in the foreseeable future, the Group may elect to reclassify these financial assets in rare circumstances. Reclassification to loans and receivables is permitted when the financial assets meet the definition of loans and receivables and the Group has the intent and ability to hold these assets for the foreseeable future or until maturity. Reclassification to the held-to-maturity category is permitted only when the entity has the ability and intention to hold the financial asset accordingly.

For a financial asset reclassified out of the available-for-sale category, any previous gain or loss that asset that has been recognized in equity is amortized to profit or loss over the remaining life of the investment using the EIR. Any difference between the new amortized cost and expected cash flows is also amortized over the remaining life of the asset using the EIR. If the asset is subsequently determined to be impaired, then the amount recorded in equity is reclassified to the consolidated statements of comprehensive income.

The Group maintains investment in shares as an available-for-sale financial investments as of December 31, 2011, 2010 and January 1, 2010.

Derecognition-
A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

(i)	The rights to receive cash flows from the asset have expired; or

(ii)
The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' agreement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all of the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all of the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group's continuing involvement in the asset.

In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

(b)	Impairment of financial assets -
The Group assess at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.
Financial assets carried at amortized cost -
For financial assets carried at amortized cost, the Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial assets, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the assets carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

flows is discounted at the financial asset's original effective interest rate. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in the consolidated statements of comprehensive income. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income in the consolidated stamente of comprehensive income. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Group. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If the estimated loss decreases, the reversal shall not result in a carrying amount of the financial asset that exceeds what the amortized cost would have been had the impairment not been recognized at the date the impairment is reversed. If a future write-off is later recovered, the recovery is credited to finance costs in the consolidated statements of comprehensive income.

Available-for-sale financial investments
For available-for-sale financial investments, the Group assess at each reporting date whether there is objective evidence that an investment or a group of investments is impaired.

In the case of equity investments classified as available-for-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. “Significant” is evaluated against the original cost of the investment and “prolonged” against the period in which the fair value has been below its original cost. Where there is evidence of impairment, the cumulative loss - measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognized in the consolidated statements of comprehensive income, is removed from other comprehensive income and recognized in the consolidated statements of comprehensive income. Impairment losses on equity investment are not reversed through the consolidated statements of comprehensive income. Increases in their fair value after impairments are recognized directly in other comprehensive income.

(c)	Financial liabilities-
Initial recognition and measurement -
Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans, put options over non-controlling interest, and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, carried at amortized cost. This includes directly attributable transaction costs.

The Group's financial liabilities include trade and other payables and interest-bearing loans and borrowings.

Subsequent measurement -
The subsequent measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through profit or loss -
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. Gains or losses on liabilities held for trading are recognized in the consolidated statements of comprehensive income.

The Group has not designated any financial liability upon initial recognition at fair value through profit or loss as of December 31, 2011 and 2010, and January 1, 2010.

Loans and borrowings -
After their initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method. Gains and loss are recognized in the consolidated statements of comprehensive income when the liabilities are derecognized as well as through the effective interest rate method (EIR) amortization process.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the consolidated statements of comprehensive income.

Derecognition -
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expired. When an existing financial liability is replaced by another one from the same lender on substantially different terms, or the terms are substantially modified, such replacement or amendment is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amount is recognized in the consolidated statements of comprehensive income.

(d)	Offsetting of financial instruments -
Financial assets and financial liabilities are offset and the net amount reported in the consolidated statements of financial position if, and only if, there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

(e)	Fair value of financial instruments-
The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm's length market transactions; reference to the current fair value of another instrument that is substantially the same; a discounted cash flow analysis or other valuation models.

An analysis of fair values of financial instruments and further details on how they are measured are provided in Note 29.

3.3.3	Foreign currency translation -
The Group's consolidated financial statements are presented in Peruvian nuevos soles, which is also the functional currency.

Transactions and balances -
Transactions in foreign currencies are initially recorded at their respective functional currency rates prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling at the reporting date.

All differences are taken to the consolidated statements of comprehensive income, should the specific criteria be met.
Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as of the dates of the initial transactions.

At the time of preparing and presenting the consolidated financial statements, the Company translated to Peruvian Nuevos Soles the balances of the financial statements of the Subsidiaries, presented in their respective functional currencies. The following describes the methodology used in this translation, which complies with the established in IAS 21 "The Effects of Changes in Foreign Exchange Rates":

(i)	The balances of assets, liabilities and equity have been transferred using the closing exchange rates at the date of the consolidated statements of financial position.

(ii)	Revenues and expenses have been translated using average exchange rates for each month.

(iii)
Exchange differences resulting from the translation process to the presentation currency of the Company (Peruvian Nuevo Sol), have been recognized separately in the consolidated statements of changes in net equity.

3.3.4	Cash and cash equivalent -
The cash and cash equivalents caption presented in the Company's consolidated statements of financial position includes all cash on hand and deposited in banks, including time deposits whose maturities are three months or less. For the purpose of the consolidated statements cash flows, cash and cash equivalents consist of cash and short-term deposits as defined above, net of outstanding bank overdrafts.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

3.3.5	Inventories:
Inventories are valued at the lower of cost and net realizable value. Costs incurred in bringing each product to its present location and condition are accounted for as follows:

Merchandises, Raw Materials, Packaging and Supplies -

•	Cost of purchase. Cost is determined using the weighted average method.

Finished goods and products in progress-

•	Cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity but excluding
borrowing costs and exchange differences.

Inventories in transit -

•	Purchase cost.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

3.3.6	Property, plant and equipment -
Property, plant and equipment is stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. Such cost includes the cost of replacing component parts of the property, plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. The capitalized value of a finance lease is also included within property, plant and equipment. When significant parts of property, plant and equipment are required to be replaced at intervals, the Group derecognizes the replaced part, and recognizes the new part with its own associated useful life and depreciation. Likewise, when major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the consolidated statements of comprehensive income as incurred.

The depreciation of assets used in production is charged to cost of production and is calculated on a straight-line basis over the estimated useful life of the asset described as follows:

Description	Years
Building and other constructions	From 6 to 71
Machinery and equipment	From 5 to 18
Transportation units	5
Furniture and fixtures	10
Computer equipment	4 and 10

The asset's residual value, useful lives and methods of depreciation/amortization are reviewed at each reporting period, and adjusted prospectively if appropriate.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of comprehensive income when the asset is derecognized.

3.3.7	Borrowing costs -
Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

The Group capitalizes borrowing costs for all eligible assets where construction was commenced since the adoption of IFRS (on January 1, 2009). Where funds are borrowed specifically to finance a project, the amount capitalized represents the actual borrowing costs incurred. Where surplus funds are available for a short term out of money borrowed specifically to finance a project, the income generated from the temporary investment of such amounts is also capitalized and deducted from the total capitalized borrowing cost. Where the funds used to finance a project form part of general borrowings, the amount capitalized is calculated using a weighted average of rates applicable to relevant general borrowings of the Group during the period. All other borrowing costs are recognized in the consolidated statements of comprehensive income in the period in which they are incurred.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

3.3.8	Leases -
The determination of whether an agreement is, or contains, a lease is based on the substance of the arrangement at the inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or the arrangement conveys a right to use the asset, even it that right is not explicitly specified in an arrangement.

Finance leases which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased asset, are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between financial charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in finance costs in the consolidated statements of comprehensive income.

A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term. Operating lease payments are recognized as an operating expense in the consolidated statements of comprehensive income on a straight-line basis over the lease term.

3.3.9	Intangible assets -
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is its fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

The useful lives of intangible assets can be finite or indefinite. Intangible assets with finite useful life are amortized using the straight-line method over their useful economic life, which are five years (software licenses), and are reviewed to determine whether they had any impairment in the extent that there is any indication that the intangible asset may be impaired. The period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each reporting date. Changes in the expected useful life or the expected pattern of consumption of the asset are recognized for by changing the period or the amortization method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite useful lives is recognized in the consolidated statements of comprehensive income under "administrative expenses".

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statements of comprehensive income when the asset is derecognized.

3.3.10	Business combinations and goodwill -
Business combinations are recognized using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition costs incurred are expensed and included in the comprehensive income.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes in the fair value of the contingent consideration which is deemed to be an asset or liability will be recognized in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. If the contingent consideration is classified as equity, it will not be remeasured. Subsequent settlement is accounted for within equity. In instances where the contingent consideration does not fall within the scope of IAS 39, it is measured in accordance with the appropriate IFRS.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

In order to calculate goodwill, the amount paid is compared with the amount recognized for non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized in profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill is allocate to each of the Company's cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

When goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

3.3.11	Impairment of non financial assets -
The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's (CGU) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

Where the carrying amount of an asset of CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

Impairment losses of continuing operations, including impairment on inventories, are recognized in the consolidated statements of comprehensive income in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Group estimates the asset's or cash-generating unit's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statements of comprehensive income. The following criteria are also applied in assessing impairment of the goodwill:

The impairment test of goodwill is performed at each reporting date and when circumstances indicate that the carrying value may be impaired. Impairment is determined by assessing the recoverable amount of each cash-generating unit to which goodwill belongs. Where the recoverable amount of each cash-generating unit is less than its carrying amount is recognized an impairment loss. Impairment losses related to a goodwill cannot be reversed in future periods.

3.3.12	Provisions -
Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in profit or loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as finance cost in the consolidated statements of comprehensive income.

3.3.13	Employees benefits -
The Group has short-term obligations for employee benefits including salaries, severance contributions, legal bonuses, performance bonuses and profit sharing. These obligations are monthly recorded, on accrual basis.

3.3.14	Taxes -

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Current income tax -
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in Peru in the case of the Company, and Colombia and Venezuela, countries in which the Company and its subsidiaries operate and generate taxable income. Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statements of comprehensive income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax -
Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except in respect of taxable temporary differences associated with investments in subsidiaries and associates, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except in respect of deductible temporary differences associated with investments in subsidiaries and associates, where deferred assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Sales tax -
Revenues, expenses and assets are recognized net of the amount of sales tax (e.g. value added tax), except:

(i)
Where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable.

(ii)	Receivables and payables are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the consolidated statements of financial position.

3.3.15	Revenue recognition -
Revenue is recognized to the extent it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent.

The Group has concluded that it is acting as a principal in all of its revenue arrangements. The following specific recognition criteria must be also met before revenue is recognized:

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Sales of goods -
Revenue from sales of goods is recognized when the significant risks and rewards of ownership have been transferred to the buyer, on delivery of the goods.

Interest income -
The revenue is recognized when the interest accrues using the effective interest rate. Interest income is included in finance income in the consolidated statements of comprehensive income.

3.4	First time adoption of International Financial Reporting Standards (“IFRS”)
These consolidated financial statements for the year ended December 31, 2011 are the first financial statements of the Group prepared under IFRS. For all prior periods and to the year ended December 31, 2010, inclusive, the Group prepared its consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP) in Peru.

Therefore, the Group has prepared financial statements that comply with IFRS applicable for periods ending on or after December 31, 2011, together with the comparative period and the year ended December 31, 2010, as described in the accounting policies. As part of the preparation of these consolidated financial statements, the opening consolidated statements of financial position was prepared as of January 1, 2010. This note explains the principal adjustments made by the Group to restate the consolidated statements of financial position as of January 1, 2010 and previously published consolidated financial statements as of December 31, 2010, and for the year then ended, all prepared in accordance with GAAP in Peru.

Exemptions applied -
IFRS 1 “First-Time Adoption of International Financial Reporting Standards” allows first-time adopters certain exemption from the retrospective application of certain IFRS. The Group has applied the following exemptions:

-Certain items of property, plant and equipment are measured at fair value at the date of transition to IFRS.

Estimates -
The estimates as of December 31, 2011 and 2010 and January 1, 2010 are consistent with those made for the same date in accordance with GAAP in Peru, except for the estimated residual values, depreciation method and useful lives of items of property, plant and equipment as described below.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

3.4.1    Reconciliation of the consolidated statements of financial situation as of January 1, 2010 (transition date to IFRS) -

	Notes	Audited Soldexa 31.12.09	Other changes (note 2)	GAAP Peru	Other Adjustments (d)	Adjustments IFRS	As of January 1, 2010 under IFRS
		S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Assets
Current assets
Cash and cash equivalents		25,819	(6,161)	19,658	—	—	19,658
Trade accounts receivable, net		31,923	—	31,923	—	66	31,989
Other accounts receivable		20,813	—	20,813	717	156	21,686
Accounts receivable from related parties		—	10,937	10,937	—	—	10,937
Inventories, net	(a)	79,011	—	79,011	2,685	(1,997)	79,699
Prepaid expenses		226	—	226	—	—	226
Total current assets		157,792	4,776	162,568	3,402	(1,775)	164,195
Available-for-sale investments		7,687	(7,587)	100	—	—	100
Goodwill	(b)	179,638	(553)	179,085	(717)	(51,024)	127,344
Property, plant and equipment, net	(b)	98,444	(38,174)	60,270	—	10,294	70,564
Intangibles, net	(b)	116,607	—	116,607	—	7,425	124,032
Total assets		560,168	(41,538)	518,630	2,685	(35,080)	486,235

Liabilities and net equity
Current liabilities
Financial liabilities		35,162	—	35,162	—	—	35,162
Trade accounts payable		15,710	(699)	15,011	—	(24)	14,987
Other accounts payable		21,425	—	21,425	—	142	21,567
Loan payable to shareholders		3,728	—	3,728	—	—	3,728
Total current liabilities		76,025	(699)	75,326	—	118	75,444
Financial liabilities		131,343	—	131,343	—	—	131,343
Other accounts payable		7,227	1,604	8,831	—	—	8,831
Loan payable to stockholders		4,884	—	4,884	—	—	4,884
Deferred tax liability	(b) y (c)	45,657	606	46,263	—	(35,477)	10,786
Total liabilities		265,136	1,511	266,647	—	(35,359)	231,288
Shareholders' equity, net
Issued capital		179,359	(31,050)	148,309	—	—	148,309
Investment shares		89,677	(15,524)	74,153	—	—	74,153
Treasury shares		(6,870)	6,870	—	—	—	—
Other capital reserves		9,013	2,266	11,279	—	—	11,279
Retained earnings		11,053	(5,613)	5,440	2,685	(129)	7,996
Translation results		12,800	2	12,802	—	408	13,210
Total net equity		295,032	(43,049)	251,983	2,685	279	254,947
Total liabilities and net equity		560,168	(41,538)	518,630	2,685	(35,080)	486,235

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Reconciliation between the consolidated statements of financial situation as of December 31, 2010 -

	Notes	Audited Soldexa 31.12.10	Other changes (note 2)	GAAP Peru	Other Adjustments(d)	Adjustments IFRS	As of December 31, 2010 under IFRS
		S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Assets
Current assets
Cash and cash equivalents		23,380	(9,707)	13,673	—	—	13,673
Trade accounts receivable, net		42,484	—	42,484	883	66	43,433
Other accounts receivable		9,696	(202)	9,494	(883)	218	8,829
Accounts receivable from related parties		573	12,453	13,026	—	—	13,026
Inventories, net	(a)	80,350	—	80,350	751	(1,516)	79,585
Prepaid expenses		733	—	733	—	(59)	674
Total current assets		157,216	2,544	159,760	751	(1,291)	159,220
Available-for-sale investments		8,439	(8,339)	100	—	—	100
Goodwill	(b)	183,771	(553)	183,218	—	(48,990)	134,228
Property, plant and equipment, net	(b)	96,122	(36,361)	59,761	—	12,663	72,424
Intangibles, net	(b)	113,902	—	113,902	—	14,266	128,168
Total assets		559,450	(42,709)	516,741	751	(23,352)	494,140
Liabilities and net equity
Current liabilities
Financial liabilities		32,368	—	32,368	3,093	—	35,461
Trade accounts payable		14,189	—	14,189	—	231	14,420
Other accounts payable		21,801	744	22,545	(3,093)	(858)	18,594
Total current liabilities		68,358	744	69,102	—	(627)	68,475
Financial liabilities		105,012	—	105,012	—	—	105,012
Other accounts payable		4,683	(453)	4,230	—	—	4,230
Loan payable to stockholders		—	—	—	—	—	—
Deferred tax liability	(b) y (c)	45,686	248	45,934	—	(31,846)	14,088
Total current liabilities		155,381	(205)	155,176	—	(31,846)	123,330
Total liabilities		223,739	539	224,278	—	(32,473)	191,805
Net equity
Issued capital		179,359	(31,050)	148,309	—	—	148,309
Investment shares		89,677	(15,524)	74,153	—	—	74,153
Treasury shares		(6,870)	6,870	—	—	—	—
Other reserves		9,984	1,295	11,279	—	—	11,279
Retained earnings		40,793	(4,839)	35,954	751	5,699	42,404
Translation results		22,768	—	22,768	—	3,422	26,190
Total net equity		335,711	(43,248)	292,463	751	9,121	302,335
Total liabilities and net equity		559,450	(42,709)	516,741	751	(23,352)	494,140

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Reconciliation of the consolidated statements of comprehensive income for the year ended December 31, 2010

	Notes	Audited Soldexa	Other changes (note 2)	Balances Peru GAAP	Other Adjustments (d)	Adjustments IFRS	Balances IFRS
		S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Net sales		309,504	—	309,504	(1,128)	—	308,376
Cost of Sales	(c)	(181,093)	—	(181,093)	751	769	(179,573)
Gross profit		128,411	—	128,411	(377)	769	128,803
Selling costs	(c)	(44,712)	—	(44,712)	—	(1,337)	(46,049)
Administrative expenses	(c)	(35,957)	5,222	(30,735)	—	4,427	(26,308)
Other income (expenses) operating, net		2,638	(3,285)	(647)	—	69	(578)
Operating profit		50,380	1,937	52,317	(377)	3,928	55,868
Other income (expenses), net
Financial expenses		(11,617)	—	(11,617)	—	(93)	(11,710)
Financial income		297	—	297	—	35	332
Exchange difference, net		4,268	(2)	4,266	—	—	4,266
Profit before income tax		43,328	1,935	45,263	(377)	3,870	48,756
Worker's profit sharing	(c)	(1,801)	—	(1,801)	—	1,801	—
Income tax		(11,283)	(248)	(11,531)	(2,817)	—	(14,348)
Net income		30,244	1,687	31,931	(3,194)	5,671	34,408

3.4.2.	Reconciliation of the consolidated statements of cash flows -
The IFRS adoption has no significant effects upon the Company and subsidiaries reported cash flows for operating, investment and financing activities; but there is been no significant movements in some accounts generated by conversion adjustments.

3.4.3.	Notes to the reconciliation of consolidated net equity as of January 1 and December 31, 2010 and total consolidated comprehensive income for the year ended December 31, 2010-

IFRS adjustments -

(a)	Inventories -
GAAP Peru:
GAAP in Peru, spare parts and maintenance equipment are recorded as inventory and consumption recognized in the consolidated statements of comprehensive income even if the entity expects to use them during more than a year or when they can only be used in connection with an item of property, machinery and equipment.

IFRS:
Under IFRS, the spare parts and maintenance equipment are classified as property, plant and equipment when an entity expects to use them during more than one period. Similarly, if the spare parts and maintenance equipment can be used only once in relation to an item of property, plant and equipment are recorded as fixed assets. The Company and Subsidiaries conducted an analysis of spare parts and maintenance equipment presented in the item inventory to make a correct classification of such elements. As a result of this analysis, the Group reclassified S/.1,997.000 as of January 1, 2010 and S/.1,516.000 as of December 31, 2010.

(b)	Property, plant and equipment, intangible assets and goodwill -
Cost -
GAAP Peru:

-
Effective January 1, 1994, the Peruvian economy was not considered as hyperinflationary economy according to IAS 29 - “Financial Reporting Hyperinflationary Economies”. Until 2004, Peruvian companies had calculated and recorded adjustments for inflation on no monetary assets. The fixed asset caption had been adjusted by inflation to reflect the effect of the variation of the acquisition power of the Nuevo Sol, even though Peruvian economy has not accomplished the hyperinflation characteristic according to IAS 29. As a result, the carry amount of fixed asset represent the real cost plus the inflation adjustment until 2004.

-	Refer to the item above in relation to the accounting treatment of spare parts and maintenance equipment.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

IFRS:

-
Under IAS 29, the Company and subsidiaries had no adjustment for inflation between January 1, 1994 and December 31, 2004. To resolve this point, the Company and subsidiaries decided to measure certain items of property, plant and equipment and intangibles at fair value at the date of transition to IFRS, on the basis of a valuation by an independent valuer. At the date of transition to IFRS, the Company recognized an increase S/.26, 929.000 in property, plant and equipment, and intangible assets. This amount was recognized in goodwill arising from the acquisition of subsidiaries in Colombia.

-	As explained earlier, to the date of transition, the cost of property, plant and equipment also includes the main parts that can be used as items of property, plant and equipment.

Accumulated depreciation and amortization-
GAAP Peru:

-	Peru GAAP does not require entities to account the residual value of an asset.

-
Not required to have a separate depreciation of each part of an item of property, plant and equipment that is significant in relation to the total cost of the item. The usual practice is to depreciate the entire element using a single rate of depreciation.

-
The company remained in its financial statements the amortization of trademarks identified as intangibles in implementing the PPA analysis as a result of higher value paid in the acquisition of the subsidiaries of Colombia.

IFRS:

-	IAS 16 "Property, Plant and Equipment" requires entities to estimate the residual value of an item of property, plant and equipment to establish the depreciable value.

-	IAS 16 requires that the important components of an item of property, plant and equipment are depreciated separately.

-	IAS 38 requires that intangible assets with indefinite lives are not amortized but are subject to impairment review.

For the year ended December 31, 2010, the net effect of these adjustments was a decrease in depreciation of S/.1,799,000 and amortization of S/.7,425,000.

Also, as of January 1, 2010 the Company eliminated the amortization of intangible assets with indefinite lives according to IFRS should not amortized, as result of the above, the Company recognized an increase S/.7, 425.000 under the heading of intangibles.

Also during the January 1, 2010 the Company eliminated the amortization of intangible assets with indefinite lives. According to IFRS it should not be amortized, as result of the above, the Company recognized an increase S/.7, 425.000 under the heading of intangibles.

Such effects described above, generated a decrease in the item Deferred tax liability for the amount S/.35, 477.000 as of January 1, 2010.

(c)	Worker's profit sharing
GAAP Peru:
Current Worker's profit sharing
The liability for the current Worker's profit sharing current is measured as the amount expected to be paid to workers. The Worker's profit sharing is calculated on the basis of separate financial information of the Group and unconsolidated. According to the legal regulations, Worker's profit sharing is calculated on the same basis as that used to calculate the current income tax and is presented in the consolidated statements of income together with the income tax.

Deferred Worker's profit sharing
In Peru, the deferred Worker's profit sharing reflects the effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and for tax purposes determined in accordance with IAS 12 "Income Taxes". Therefore, the deferred Worker's profit sharing assets and liabilities is measured using the participation rates expected to be applied to income before interest and taxes in the years in which temporary differences are recovered or settled. The measurement of deferred Worker's profit sharing assets and liabilities reflects the tax consequences arising from the manner in which the Company and its subsidiaries expect to recover or settle the carrying amount of its assets and liabilities at the date of the consolidated statements of financial position.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Deferred Worker's profit sharing assets and liabilities are recognized regardless of when it deems that the temporary differences will be void. Deferred Worker's profit sharing assets are recognized when it is probable that sufficient future benefits exist for deferred Worker's profit sharing assets can be applied.

IFRS:
An entity is required to recognize a liability when an employee has served, therefore, should not be calculating deferred Worker's profit sharing from temporary differences, as this concept corresponds to future services that should not be considered as obligations or rights under IAS 19.

As a result of the transition adjustment of IFRS, the Company recognized a decrease of deferred tax asset of approximately S/.260, 000 as of January 1, 2010, (approximately S/.252,000 as of December 31, 2010).

As a result of the application of IAS 19, the expense of the current worker's profit sharing for the year 2010 is distributed in the following items of the consolidated statements of comprehensive income as follows:

•	The item "Cost of sales" increased approximately S/.685,000 for personnel costs related to the production area.

•	The item "Selling costs" increased approximately S/.485,000 for personnel costs related to sales area.

•	The item "Administrative expenses" increased approximately S/.379,000 for personnel costs related to the administrative area.

(d)	Other adjustments and reclassifications -
Some items of assets and liabilities for the year 2010 have been reclassified to be comparable with the balance of the year 2011. The reclassifications had no effect on total assets and liabilities in 2010.

Also, the item "inventories, net" includes an adjustment for the amount S/.2,685,000, it is generated by the correction of the amount corresponding to the elimination of margin stock consolidation under GAAP as of December 31, 2010 and 2009 (January 1, 2010).

These adjustments and reclassifications are not significant to the financial statements taken as a whole.

3.5	Significant accounting judgments, estimates and assumptions -
Many of the amounts included in the consolidated financial statements involve the use of judgment and/or estimation. These judgments and estimates are based on management's best knowledge of the relevant facts and circumstances, having regard to prior experience, but actual results may differ from the amounts included in the consolidated financial statements. Information about such judgments and estimates are contained in the accounting policies and/or the notes to the financial statements. The key areas are summarized below:

-	Determination of useful lives of assets for depreciation and amortization purposes- notes 3.3.6.

-	Allowance for impairment of inventories, see note 3.3.5.

-	Depreciation of Property, plant and equipment, see note 3.3.6

-	Amortization of intangibles assets, see note 3.3.9

-	Allowance for impairment of long-term assets, see note 3.3.11.

-	Income tax, see note 3.3.14.

Any difference in the estimates in subsequent results is recorded in the results of the year in which it occurs.

4.	New International Financial Reporting Standards (IFRS) issued but not effective on the date of the consolidated financial statements
Listed below are the International Standards issued but not effective on the date of the consolidated financial statements of the Company and its Subsidiaries. In this sense, indicates the Standards issued that the Company and Subsidiaries reasonably expected to be applicable in the future. The Company and Subsidiaries intends to adopt those standards when they become effective:

-	IAS 1 Financial Statement Presentation - Presentation of items of Other Comprehensive Income
The amendments to IAS 1 change the grouping of items presented in OCI. Items that could be reclassified (or “recycled”) to profit or loss at a future point in time (for example, upon de-recognition or settlement) would be presented separately from items that will never be reclassified. The amendment affects presentation only and has there no impact on the Group's consolidated financial position or performance. The amendment becomes effective for annual periods beginning on or after 1 January 2012.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

-	IAS 12 “Income Taxes - Recovery of Underlying Assets”
The amendment clarified the determination of deferred tax in investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement to calculate deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16, always be measured on the sale basis of the asset. The amendment becomes effective for annual periods beginning on or after January 1, 2012.

-	IAS 19 employee Benefits (Amendment)
The IASB has issued numerous amendments to IAS 19 which becomes effective for annual periods beginning on or after January 1, 2013. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The Group is still assessing the impact, if any, of adopting this guidance.

-
IAS 27 Separate Financial Statements (as revised in 2011), effective for annual periods beginning on or after January 1, 2013, as a consequence of the new IFRS 10 and IFRS 12, what remains of IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements.

-	IAS 28 Investments in Associates and Joint Ventures (as revised in 2011)
As a consequence of the new IFRS 11 and IFRS 12 IAS 28 has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The amendment becomes effective for annual periods beginning on or after 1 January 2013. The Group is still assessing the impact, if any, of adopting this guidance.

-	IFRS 7 Financial Instruments: Disclosures - Enhanced De-recognition. Disclosure Requirements
The amendment requires additional disclosure about financial assets that have been transferred but not derecognized to enable the user of the Group's financial statements to understand the relationship with those assets that have not been derecognized and their associated liabilities. In addition, the amendment requires disclosures about continuing involvement in those derecognized assets. The amendment becomes effective for annual periods beginning on or after 1 July 2011. The amendment affects disclosure only and has no impact on the Group's financial position or performance.

-	IFRS 9 Financial Instruments: Classification and Measurement
IFRS 9 as issued reflects the first phase of the IASBs work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The completion of this project is expected over the course of 2011 or the first half of 2012. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Group's financial assets, but will potentially have no impact on classification and measurements of financial liabilities The Group will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

-	IFRS 10 Consolidated Financial Statements
IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12 Consolidation- Special Purpose Entities.

IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared whit the requirements that were in IAS 27.

This standard becomes effective for annual periods beginning on or after January 1, 2013. The Group is still assessing the impact, if any, of adopting this guidance.

-	IFRS 11 Joint Arrangements
IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 jointly -controlled Entities- Non-monetary Contribution by ventures. The standard addresses two forms of joint arrangements, i.e., joint operations and joint ventures. To assess whether there is joint control IFRS 11 uses the principles of control of IFRS 10. IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. The effective of this standard is January 1, 2013.

-	IFRS 12 Disclosure of Involvement with Other Entities
IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity's interests in subsidiaries, joint arrangement, associates and structured entities. A number of new disclosures are also required. This standard becomes

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

effective for annual periods beginning on or after 1 January 2013. The Group is still assessing the impact, if any, of adopting this guidance.

-	IFRS 13 Fair Value Measurement
IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The Group is currently assessing the impact that this standard will have in the financial position and performance. This standard becomes effective for annual periods beginning on or after January 1, 2013. The Group is still assessing the impact, if any, of adopting this guidance.

5.	Cash and cash equivalents

(a)	The table below presents the components of this caption:

	As of December 31
	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Petty cash	83	68	45
Funds in transit	1,545	—	—
Current accounts and saving accounts (b)	22,186	4,825	16,532
Time deposits (c)	6,746	8,780	3,081
	30,560	13,673	19,658

(b)
The Group maintains current accounts and savings accounts in various banks denominated in local currency and foreign currency. These funds are unrestricted and non-interest bearing, except for time deposits which bear interest at market rates according to financial institutions in the countries where they operate.

(c)
As of December 31, 2011 and 2010, corresponds to time deposits with a maturity of 30 days. As of January 1, 2010, corresponds to an "overnight deposit" due in two days and maintained in a local bank in Colombia, which bore interest at market rates.

(d)	There are no restrictions on the balances of cash and cash equivalents as of December 31, 2011, 2010 and January 1, 2010.

6.	Trade accounts receivable, net

(a)	The table below presents the components of this caption:

	As of December 31
	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Third parts
Invoices (b)	39,590	38,652	29,679
Notes (b)	4,678	5,098	2,574
	44,268	43,750	32,253
Less - Allowance for doubtful accounts receivable (c)	(382)	(399)	(264)
	43,886	43,351	31,989
Related parties, note 15(b)	376	82	—
	44,262	43,433	31,989

(b)	The invoices and notes receivable are denominated in Peruvian Nuevos Soles and U.S. dollars, current mature, no specific guarantees and does not bearing-interest.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

(c)	The movement in the allowance for doubtful accounts for the years 2011 and 2010 was as follows:

	2011	2010
	S/.(000)	S/.(000)
Opening balances	399	264
Additions (less)
Additions, note 24	73	211
Write-offs and/or recoveries	(90)	(76)
Final balances	382	399

(d)	The aging analysis of trade receivables as of 31 December 2011, 2010 and January 1, 2010 is as follows:

			Amount overdue and not impaired
	Total	Actual	< 30 days	30-60 days	61-90 days	91-120 days	> 120 days	Impaired
	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
As of December 31, 2011	44,644	37,384	663	5,571	261	258	125	382
As of December 31, 2010	43,832	30,106	2,736	8,378	1,127	270	816	399
As of January 1, 2010	32,253	23,468	3,261	4,198	573	182	307	264

7.	Other accounts receivable, net

(a)	The table below presents the components of this caption:

	As of December 31
	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Value added tax credit (c)	2,382	4,371	14,697
Income tax credit	640	3,359	4,609
Accounts receivable from workers	547	603	371
Claims to third parties	139	53	335
Loans to third parties	90	8	7
Others	1,494	435	1,836
	5,292	8,829	21,855
Less - Allowance for doubtful accounts receivable	—	—	(169)
Total	5,292	8,829	21,686

(b)	Accounts receivable are due current maturity, no specific guarantees and does not bearing interest.

(c)
The value added tax credit is mainly of expenditure incurred for the purchase of inventories, fixed assets and other expenses related to the operations of the Company and its Subsidiaries. In Management's opinion, the value added tax credit will be recovered through the development of current business operations of the Company and its Subsidiaries.

(d)	The aging analysis of accounts receivable as of December 31, 2011, 2010 and January 1, 2010 is as follows:

			Amount overdue and not impaired
	Total	Actual	< 30 days	30-60 days	61-90 days	91-120 days	>120 days	Impaired
	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
As of December 31, 2011	5,292	4,391	—	642	—	174	85	—
As of December 31, 2010	8,829	8,617	107	4	13	—	88	—
As of January 1, 2010	21,855	20,738	320	—	—	—	628	169

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

8.	Inventories, net

(a)	The table below presents the components of this caption:

	As of December 31
	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Merchandises, note 20	40,822	23,443	19,496
Finished goods, note 20	14,204	16,168	16,232
Products in process, note 20	4,114	4,031	2,960
Materials and supplies, note 20	27,198	24,236	28,471
Packaging, note 20	1,541	1,479	1,217
Supplies, note 20	5,283	5,976	6,126
Inventories in transit	4,705	5,682	7,350
	97,867	81,015	81,852
Provision for impairment of inventories (b)	(2,333)	(1,430)	(2,153)
	95,534	79,585	79,699

(b)	The movement of the provision for impairment of inventory as of December 31, 2011 and 2010 are as follows:

	2011	2010
	S/.(000)	S/.(000)
Opening balance	1,430	2,153
Transfer of equity block	180	—
Allowance of the year, note 20	758	945
Write-offs	(35)	(1,668)
Balances as of December 31	2,333	1,430

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

9.	Property, plant and equipment, net

(a)	The composition and movement of cost and accumulated depreciation in this caption is presented below:

	Land	Buildings and other constructions	Machinery and equipment	Transportation units	Furniture and fixtures	Other equipment	Works in progress	Total
	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Cost
As of January 1, 2010	20,942	17,461	84,193	5,582	2,760	1,368	971	133,277
Additions	1,988	397	2,392	423	505	367	(86)	5,986
Disposals or Sales	—	—	(1,098)	(285)	—	(6)	—	(1,389)
Transfers	390	105	300	(225)	(447)	399	(522)	—
Translation effect	663	419	421	18	43	7	17	1,588
As of December 31, 2010	23,983	18,382	86,208	5,513	2,861	2,135	380	139,462
Additions	98	1,422	3,966	294	422	217	164	6,583
Disposals or Sales	—	—	(1,006)	(195)	(3)	(6)	—	(1,210)
Transfer of equity block	(37)	(543)	(601)	603	148	111	515	196
Transfers	—	—	25	—	—	—	(25)	—
Translation effect	(985)	(624)	(715)	(26)	(86)	(40)	(14)	(2,490)
As of December 31, 2011	23,059	18,637	87,877	6,189	3,342	2,417	1,020	142,541
Accumulated depreciation
As of January 1, 2010	—	2,477	54,799	3,531	1,097	809	—	62,713
Additions (b)	—	358	3,059	640	281	225	—	4,563
Disposals or Sales	—	—	(37)	(225)	—	(1)	—	(263)
Transfers	—	—	227	(113)	(425)	311	—	—
Translation effect	—	—	6	—	5	14	—	25
As of December 31, 2010	—	2,835	58,054	3,833	958	1,358	—	67,038
Additions (b)	—	299	2,361	352	272	210	—	3,494
Disposals or Sales	—	—	(146)	(160)	(1)	—	—	(307)
Transfer of equity block	—	(176)	620	255	67	61	—	827
Translation effect	—	(8)	(58)	(3)	(4)	27	—	(46)
As of December 31, 2011	—	2,950	60,831	4,277	1,292	1,656	—	71,006
Net book value
As of December 31, 2011	23,059	15,687	27,046	1,912	2,050	761	1,020	71,535
As of December 31, 2010	23,983	15,547	28,154	1,680	1,903	777	380	72,424
As of January 1, 2010	20,942	14,984	29,394	2,051	1,663	559	971	70,564

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

(b)	The distribution of the depreciation of the year is as follows:

	2011	2010
	S/.(000)	S/.(000)
Cost of sales, note 20	1,946	2,595
Selling costs, note 21	1,107	1,396
Administrative expenses, note 22	441	572
	3,494	4,563

(c)
As of December 31, 2011 and 2010 and January 1, 2010, the Group has taken insurance for all its assets. In Management's opinion, insurance policies are consistent with international practice in the industry and the risk of potential losses for claims considered in the insurance policy is reasonable considering the type of assets held by the Group.

(d)
As of December 31, 2011 and 2010 and January 1, 2010, based on projections made by Management on the results expected for the coming years, there is no indication that the recoverable value of property, plant and equipment are less than their carrying values, so it is not necessary to provide any provision for impairment for these assets at the date of the consolidated statements of financial position.

(e)
Compliance with the Company's obligations under the loan agreements with Banco de Credito del Peru described in note 11, has been secured by a mortgage on a land of 260 hectares owned by Futura SA Real Estate Consortium (a related company), located on the old road to the South Pan Lurín district. The home warranty is duly registered in the Real Property of Lima.

10.	Intangibles, net and goodwill
The composition of these items are detailed below:

(a)	Intangibles, net -
The movement of intangibles and accumulated amortization for the years 2011 and 2010 was as follows:

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

	Trademarks and Licences	Contracts, relationships with distributors and others	Software	Total
	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Cost
Balance as of January 1, 2010	18,044	105,181	2,979	126,204
Additions	—	46	616	662
Transfers	—	(205)	205	—
Translation effect	681	3,964	—	4,645
Retirements and/or sales	—	(43)	(86)	(129)
Balance as of December 31, 2010	18,725	108,943	3,714	131,382
Additions	—	142	174	316
Transfers	—	(75)	75	—
Translation effect	(1,012)	(5,800)	—	(6,812)
Retirements and/or sales	—	—	—	—
Balance as of December 31, 2011	17,713	103,210	3,963	124,886
Accumulated amortization
Balance as of January 1, 2010	—	909	1,263	2,172
Additions (note 22)	—	674	334	1,008
Translation effect	—	34	—	34
Balance as of December 31, 2010	—	1,617	1,597	3,214
Additions (note 22)	—	—	192	192
Transfer of equity block	—	—	188	188
Translation effect	—	—	4	4
Balance as of December 31, 2011	—	1,617	1,981	3,598
Net book value
As of December 31, 2011	17,713	101,593	1,982	121,288
As of December 31, 2010	18,725	107,326	2,117	128,168
As of January 1, 2010	18,044	104,272	1,716	124,032

As of December 31, 2011 and 2010 and January 1, 2010, based on projections made by Management on the results expected for the coming years, there is no evidence that the recoverable value of intangible assets are less than their carrying amounts, therefore, it is not necessary to register any provision for impairment for these assets as of the date of the consolidated statements of financial position.

(b)	Goodwill -
The composition of these items by subsidiary (cash-generating unit) are detailed below:

	As of December 31
	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Subsidiaries
Soldaduras West Arco Ltda.	119,847	129,815	123,127
Soldaduras Megriweld S.A.	1,987	2,149	2,040
Comercializadora de Electrodes de Venezuela - Comelven S.A.	2,218	2,264	2,177
Book value	124,052	134,228	127,344

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

11.	Financial liabilities

(a)	As of December 31, 2011 and 2010, this item includes:

Type of obligation	Original currency	Maturity	Annual Weighted average interest rate	As of 31 December, 2011	As of 31 December, 2010	As of January 1, 2010
			%	S/.(000)	S/.(000)	S/.(000)
Bank overdrafts
Banco BBVA Continental	Dollars	—	—	—	3	—
Notes
Banco BBVA Continental	Soles		9.3%	—	7,000	16,200
Banco de Bogota	Dollars	2012	1.95%	5,933	—	—
Banco BBVA Continental	Pesos	2012	6.75%	278	—	—
Banco BBVA Continental	Dollars	2012	2.25%	6,942	730	—
Banco Santander - Colombia	Dollars	2011	Libor + 1.73%	—	288	—
Bancolombia	Dollars	2012	2.8%	1,541	—	—
Loans
Banco de Credito del Peru	Dollars	2018	7.3%	77,614	92,385	106,967
Banco de Credito del Peru	Soles	2016	7.15%	18,131	33,312	42,306
Banco BBVA - Colombia	Dollars	2012	Libor + 1.63%	—	5,618	106
Other financial liabilities
Factoring	Dollars	2012	8%	123	—	—
Factoring	Soles	2012	8%	2,372	1,137	926
Banco Santander - Colombia	Dollars	2012	2.91%	2,264	—	—
Roca trading	Soles	2012	3%	2,249	—	—
Total				117,447	140,473	166,505
Less current portion				(36,416)	(35,461)	(35,162)
Non current portion				81,031	105,012	131,343

(b)
The interest accrued in 2011 and 2010 for the financial liabilities held as of December 31 of such year, amounting to approximately S/.4,505,000 and S/.11,639,000, respectively, which are presented under "Financial expenses" in the Consolidated statements of comprehensive income.

(c)
In compliance with the medium-term loan agreement with Banco de Credito del Peru, the Company and its subsidiaries must maintain certain financial ratios related to the ability to pay the debt and the level of leverage of the Company and its Subsidiaries.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Management regularly monitors the compliance with financial ratios established in order to maintain a strong financial position. The required financial ratios are presented below:

Requested
Leverage ratio (total liabilitites/total assets)	Less than 1
Ratio of debt service	More than 1.3

(i)	The company complied with these financial constraints at December 31, 2011, 2010 and January 1, 2010.

12.	Trade accounts payable

(a)	The table below presents the components of this caption:

	As of December 31
	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Bills payable - local	13,741	6,379	6,830
Bills payable - foreign	14,843	8,041	8,157
	28,584	14,420	14,987

(b)	The unpaid bills owed to various suppliers of raw materials and goods sold by the Company and its Subsidiaries, have current maturities and pay no interest.

13.	Other accounts payable

(a)	The table below presents the components of this caption:

	As of December 31
	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Taxes	5,842	2,979	2,526
Remunerations and workers benefits	5,797	1,758	2,710
Bank acceptances	4,742	3,082	1,610
General services	2,833	1,038	2,401
Income tax	1,911	3,934	6,780
Interest on bank loans	1,180	1,429	1,905
Provision for workers bonuses	753	942	640
Board of Directors' fees	666	509	334
Royalties	513	378	287
Social security and Pension Fund Administrator	342	1,413	1,478
Dividends	31	31	266
Others	1,839	1,101	630
	26,449	18,594	21,567
Related parties (note 15 b)	1,266	—	—
	27,715	18,594	21,567

(b)	The accounts payable have current maturities, non-interest bearing and have no specific guarantees given by them.

14.	Loans payable to stockholders
As of January 1, 2010, the Group had a loan with its shareholders up approximately S/.8, 612.000.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

15.	Balances and transactions with related parties

(a)	The main transactions undertaken by the Company and its subsidiaries with related companies are detailed below:

	2011	2010
	S/.(000)	S/.(000)
Exsa S.A.
Administrative Office Leases	16	34
Others	6	(924)
Futura consorcio Inmobiliario S.A.
Management Services	196	—
Others	1,462	—

(b)	As a result of these and other smaller transactions, the Company and its subsidiaries have the following balances at the date of the consolidated statements of financial position:

	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)
Trade accounts receivable, note 6
Exsa S.A.	220	—	—
Minsur S.A.	78	—	—
Tecnologica de Alimentos S.A.	48	—	—
Others	30	82	—
	376	82	—
Accounts receivable
Futura Consorcio Inmobiliario S.A.	451	13,026	10,937
Exsa S.A.	4	—	—
	455	13,026	10,937
Accounts payable
Futura Consorcio Inmobiliario S.A.	1,266	—	—
	1,266	—	—

(c)
Compensation expenses and other items to the key personnel of the Company and its Subsidiaries represented for 2.43 percent of the gross income of the Company and its Subsidiaries for the period 2011 (2.50 per cent during the period 2010). Management has defined as key employees of the Company and its subsidiaries to the Board and Senior Management.

(d)	The pricing policy used by the Company and its Subsidiaries for transactions between its affiliates and its subsidiaries has been framed within the market values.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

16.	Deferred tax assets and liabilities

(a)	The composition of these items are detailed below:

	As of January 1, 2010	Credit (charge) to consolidated statements of comprehensive income	Translation effect	As of December 31, 2010	Credit (charge) to consolidated statements of comprehensive income	Transfer of equity block	Translation effect	As of December 31, 2011
	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Deferred assets
Provision for vacations	236	(210)	—	26	55	439	—	520
Provision for impairment of inventories	405	(235)	—	170	182	189	—	541
Provision for tax loss	499	(499)	—	—	—	—	—	—
Other provisions	165	(16)	—	149	5	(122)	—	32
Total deferred income tax assets	1,305	(960)	—	345	242	506	—	1,093
Deferred liabilities
Goodwill	229	86	9	324	(308)	—	(18)	(2)
Amortization of intangibles	(11,658)	(1,925)	(416)	(13,999)	682	(22)	629	(12,710)
Differences in depreciation rate	(216)	(258)	—	(474)	10	270	—	(194)
Amortization of SAP	(148)	(32)	—	(180)	26	26	—	(128)
Provision for impairment of receivables	239	(139)	8	108	774	—	(8)	874
Other provisions	(537)	345	(20)	(212)	213	—	14	15
Total deferred income tax liabilities	(12,091)	(1,923)	(419)	(14,433)	1,397	274	617	(12,145)
Total deferred liabilities, net	(10,786)	(2,883)	(419)	(14,088)	1,639	780	617	(11,052)

(b)	The income tax expense shown in the statements of comprehensive income for the years 2011 and 2010 is made up as follows:

	2011	2010
	S/.(000)	S/.(000)
Current	15,398	11,465
Deferred	(1,639)	2,883
	13,759	14,348

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

(c)	The following is the reconciliation of the effective rate of income tax for the years 2011 and 2010:

	2011	2010
	S/.(000)	S/.(000)
Income before income tax	41,637	48,756
Income tax with legal rate of each country (*)	13,324	15,602
Permanent differences	435	(1,254)
Income tax with effective rate (2011 and 2010)	13,759	14,348

(*)	Calculated based on average rates of income tax applicable to each country where the Group operates.

17.	Equity

(a)	Share capital
As of December 31, 2011 and 2010, share capital is represented by 419,977,479 authorized common shares, with a par value of one Nuevo Sol per share, which are fully issued and paid. The common shares representing the Company's share capital are traded on the Lima Stock Exchange.

(b)	Investment shares -
As of 31 December 2011, 2010 and January 1, 2010, the investment shares comprise 74,152,925 shares of investment, with a par value of S/.1 each. Investment shares of the Company are traded on the Lima Stock Exchange.

Investment shares do not have voting rights or participate in shareholder's meetings but do participate in the distribution of dividends. Investment shares confer upon the holders thereof the right to participate in dividends distributed according to their nominal value, in the same manner as common shares. Investment shares also confer the holders thereof the right to: (i) maintain the current proportion of the investment shares in the case of capital increase by new contributions; (ii) increase the number of investment shares upon capitalization of retained earnings, revaluation surplus or other reserves that do not represent cash contributions; (iii) participate in the distribution of the assets resulting from liquidation of the Company in the same manner as common shares; and (iv) redeem the investment shares in case of a merger and/or change of business activity of the Company.

(c)	Legal reserve -
In accordance with the Peruvian Companies Act, this reserve is created through the transfer of 10% of the earnings for the year up to a maximum of 20% of the paid-in capital. The legal reserve must be used to compensate for losses in the absence of non-distributed earnings or non-restricted reserves, and transfers made to compensate for losses must be replaced with future earnings. This reserve may also be used to increase capital stock but the balance must be restored from future earnings.

(d)	Gain on translation-
Corresponds to the exchange difference resulting from the translation of financial statements of foreign subsidiaries into the presentation currency of the Company.

18.	Tax situation

(a)
The Group is subject to taxation in the country in which they operate and are taxed separately on the basis of their non consolidated results. As of December 31, 2011 and 2010, the rate of income tax is 30, 33 and 34 percent on taxable income in Peru, Colombia and Venezuela, respectively.

According to the laws in force in Peru to December 31, 2011 and 2010, cash dividends for non-resident shareholders are taxed at the income tax, where the rate is 4.1 percent, while Colombia and Venezuela cash dividends are exempt from tax.

(b)
Since Law N° 29308 was passed, the exonerations to Peruvian Income Tax Law were extended until December 31, 2009. In that sense, gains on market value through centralized mechanisms and credits to public sector are exonerated of this tax.

Those exemptions have been extended to 2010, so that year after it was established that the tax cost corresponds to the market value at December 31, 2009.

(c)
For purposes of determining income tax and general sales tax, transfer pricing of transactions with related companies and companies residing in areas of low or no taxation, must be supported with documentation and information on methods of valuation used and the criteria used for its determination. Based on the analysis of the operations of the Company and its Subsidiaries, Management and its legal counsel believe that, as a result of the application of these standards will not result in significant contingencies for the Company and its Subsidiaries December 31, 2011 and 2010.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

(d)	To date the transfer pricing rules are in force in Peru, Colombia and Venezuela, they regulate that transactions with related companies must be made at market value.

The tax authorities have the right to request such information. Based on the analysis of the operations of the Company and its Subsidiaries, Management and its legal counsel believe that as a result of the application of these standards, it will not result in significant contingencies for the Company and its Subsidiaries to December 31, 2011 and 2010.

(e)
Peruvian Tax Authorities (SUNAT) have the right to examine, and, if necessary, amend the income tax as determined by the Company during the last four years, calculated from the year following that in which the tax returns are filed. The income tax filings for the years 2007 through 2011 are open to examination by The Tax Authorities.

For the periods pending to examine, and due to the many possible interpretations of current legislation, it is not possible to determine whether or not future reviews will result in tax liabilities for the Company. In the event that additional taxes are payable, including interest and surcharges, as a result of the Tax Authority reviews, they will be charged to expense in the period assessed and paid. However, In Management's and legal advisors' opinion, any additional tax assessment would not be significant to the financial statements as of 31 December,2011 and 2010.

19.	Net sales
The composition of these items are detailed below:

	2011	2010
	S/.(000)	S/.(000)
Conventional	141,690	173,579
Special	41,539	65,226
Equipment and accessories	38,328	35,569
Automatic	37,879	30,777
Services and others	4,439	3,225
	263,875	308,376

20.	Cost of sales
The composition of these items are detailed below:

	2011	2010
	S/.(000)	S/.(000)
Initial inventory of raw materials, packaging and supplies, note 8	31,691	35,814
Initial inventory of merchandises, note 8	23,443	19,496
Initial inventory of products in process, note 8	4,031	2,960
Initial inventory of finished products, note 8	16,168	16,232
Transfer of block equity	5,948	—
Purchases and consumption and raw materials	140,534	151,551
Personnel expenses, note 23(b)	12,148	14,101
Depreciation, note 9(b)	1,946	2,595
Other manufacturing expenses	10,038	10,905
Provision for inventory obsolescence and impairment, note 8(b)	758	945
(-)Final inventory of raw materials, packaging and supplies, note 8	(34,022)	(31,691)
(-)Final inventory of merchandises, note 8	(40,822)	(23,443)
(-)Final inventory of products in process, note 8	(4,114)	(4,031)
(-)Final inventory of finished products, note 8	(14,204)	(16,168)
Cost of services	—	307
	153,543	179,573

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

21.	Selling expenses
The composition of these items is detailed below:

	2011	2010
	S/.(000)	S/.(000)
Personnel expenses, note 23(b)	22,207	21,865
Freights & transportation	5,501	4,142
Taxes	2,020	1,868
Leases	1,938	1,728
Services provided by third parties	1,633	5,906
Advertising expenses	1,585	1,301
Travel expenses	1,206	1,109
Consumption supplies	1,164	558
Depreciation, note 9(b)	1,107	1,396
Communication and basic services	1,042	978
Sundry provisions	957	1,057
Royalties	755	1,248
Others	3,004	2,893
	44,119	46,049

22.	Administrative expenses
The composition of these items are detailed below:

	2011	2010
	S/.(000)	S/.(000)
Personnel expenses, note 23(b)	9,552	12,131
Sundry provisions	3,604	4,660
Consultancy and advisory services	3,366	2,995
Taxes	3,175	4,108
Depreciation, note 9(b)	441	572
Board of Directors compensation	422	580
Amortization, note 10	192	1,008
Others	628	254
	21,380	26,308

23.	Personnel expenses

(a)	Personnel expenses are made up as follow:

	2011	2010
	S/.(000)	S/.(000)
Wages and salaries	21,476	23,525
Contributions	6,260	6,857
Social Benefits	2,361	2,586
Gratifications	2,571	2,817
Vacations	1,835	2,010
Workers 'profit sharing	1,691	1,853
Others	7,713	8,449
	43,907	48,097

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

(b)	Employee benefits expenses are allocated as follows:

	2011	2010
	S/.(000)	S/.(000)
Cost of sales, note 20	12,148	14,101
Administrative expenses, note 21	22,207	21,865
Selling expenses, note 22	9,552	12,131
	43,907	48,097

24.	Other operating expenses, net
The composition of these items is detailed below:

	2011	2010
	S/.(000)	S/.(000)
Income
Leases	16	34
Sale of materials and fixed assets	461	2,608
Recovery of expenses	682	—
Others	141	405
	1,300	3,047
Expenses
Allowance for doubtful accounts, note 6(c)	73	211
Miscellaneous expenses	903	922
Cost of materials and disposal of fixed assets	357	1,546
Fiscal and Administrative Sanctions	19	—
Others, net	194	946
	1,546	3,625
	(246)	(578)

25.	Financial expenses
This caption is made up as follows:

	2011	2010
	S/.(000)	S/.(000)
Interest on loans and borrowings, note 11(b)	4,505	11,639
Other financial charges	148	71
	4,653	11,710

26.	Earnings per share
Below is the calculation of weighted average shares and earnings per share basic and diluted:

	Outstanding shares	Days effective until year-end	Weighted average shares
2010
Balances as of January 1, 2010	222,462,540	365	222,462,540
Balances as of December 31, 2010	222,462,540		222,462,540
2011
Balances as of January 1, 2011	222,462,540	365	222,462,540
Balances as of December 31, 2011	222,462,540		222,462,540

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

The calculation of basic earnings per share and diluted to 31 December 2011 and 2010, is presented below:

	2011			2010
	Earnings (numerator)	Shares (denominator)	Earnings per share	Earnings (numerator)	Shares (denominator)	Earnings per share
	S/.(000)		S/.	S/.(000)		S/.
Basic and diluted earnings for common and investment shares	27,878	222,462,540	0.125316	34,408	222,462,540	0.154669

Basic and diluted earnings per share were calculated based on the weighted average number of common shares outstanding as of the date of the consolidated statements of financial position. At December 31, 2011 and 2010, the Company has no financial instruments with effects diluted, so earnings per basic and diluted share are the same.

27.	Test of impairment of fixed assets and intangibles
The Company conducted its annual test for impairment at December 31, 2011. The Company's management believes that there is no impairment. The Company's management has determined the value in use of the CGU based on the income approach and the application of the method for estimating free cash flows ("FCFF") to be generated by the CGU, and determining the economic value of them based on their updated with a discount rate appropriate to their level of risk.

Budgeted cash flows were updated to reflect the demand for goods and services. The discount rate before tax applied to the cash flow projections was 11.25 percent.

Cash flows beyond the five-year period are extrapolated using a growth rate of 4.5 percent which is similar to the growth rate of long-term average for the industry. As a result of this analysis, management recognized no impairment charge.

Key assumptions used in value-in-use calculations-

The main assumptions used by management in the impairment analysis are detailed below:

-	The cash flow accounts were calculated and projected by management for a period longer than 5 years.

-	Revenues: Revenues grew at rates of 11.8 percent per annum on average from 2011 to the last projection year. Here are the main items that compose:

-	Welds Income: also grow at high rates for the growth phase of the industry.

-
Net income increased 47%, 55%, 8% and 9% in 2013, 2014, 2015 and 2016, respectively. The years 2015 and 2016 were calculated by applying a trend factor (simple regression) considering an implied growth rate equal to 4.5 percent annually. The years after 2015 were calculated assuming a perpetuity growth rate equal to 4.5 percent annually.

-	Depreciation is located at an average annual rate of 1.5 percent per annum on the total revenue from the year 2012.

-	Investment in working capital: Estimation of the Management shows how the calculation was made of the account, resulting in a need for approximately 30.5 percent.

-	Discount rate: To estimate the value in use of the CGU, management has used a discount rate in nominal terms estimated basis and after tax of 11.25%.

Sensitivity to changes in assumptions
With regard to the assessment of value-in-use of the fire prevention equipment unit, management believes that no reasonably possible change in any of the above key assumptions would cause the carrying value of the unit to materially exceed its recoverable amount.

For the cash-generating unit, the estimated recoverable amount is equal to its carrying value and, consequently, any adverse change in a key assumption would result in a further impairment loss. The implications of the key assumptions for the recoverable amount are discussed below:

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

-
Growth rate assumptions - Management recognizes that the speed of technological change and the possibility of new entrants can have a significant impact on growth rate assumptions. The effect of new entrants is not expected to have an adverse impact on the forecasts included in the budget, but could yield a reasonably possible alternative to the estimated long-term growth rate of 11.8%.

28.	Financial risk management objectives and policies
The Group's principal financial liabilities, other than derivatives, comprise loans and borrowings, trade and other payables, and financial guarantee contracts. The main purpose of these financial liabilities is to raise finances for the Group's operations. The Group has loan and other receivables, trade and other receivables, and cash and short-term deposits that arrive directly from its operations. The Group also holds available-for-sale investments, and enters into derivative transactions. The Group is exposed to market risk, credit risk and liquidity risk.

The Group's senior management oversees the management of these risks. The Group's senior management is supported by a financial risk committee that advises on financial risks and the appropriate financial risk governance framework for the Group. The financial risk committee provides assurance to the Group's senior management that the Group's financial risk-taking activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with group policies and group risk appetite.

The Board of Directors reviews and agrees policies for managing each of these risks which are summarized below:

Credit risk-
The Company's credit risk arises from the inability of debtors to be able to fulfill their obligations, to the extent to which they are overdue. The Company is exposed to credit risk from its operating activities (primarily accounts receivable) and from its financing activities, including deposits with banks and financial institutions.

Credit risk related to accounts receivable: Customer credit risk is managed by each business unit subject to the Group's established policy, procedures and control relating to customer credit risk management. Credit limits are established for all customers based on internal rating criteria. The balances of accounts receivable are periodically reviewed to ensure their recovery; in addition, the Company has a broad customer data base.

Credit risk related to financial instruments and cash deposits: Credit risk from balances with banks and Financial Institutions is managed by Group's treasury In accordance with The Group's policy. Investments of surplus funds are made only with approved counterparties and within credit limits assigned to each counterparty. The maximum exposure to credit risk at December 31, 2011 and 2010 is the carrying amount of the balances of cash and cash equivalents shown in note 6.

Consequently, in the opinion of management, the Company has no concentration which represents significant credit risk at December 31, 2011 and 2010.

Market risk
Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise two types of risk: (i) interest rate risk and (ii) currency risk”. All financial instruments of the Company are affected by these risks.

The sensitivity analyses have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives and the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at 31 December 2011, 2010.

The sensitivity analyses have been prepared on the basis that sensitivities in the statements of comprehensive income are the effect of the assumed changes in respective market risk. This is based on the assets and liabilities held at 31 December 2011 and 2010.

(i)	Interest rate risk -
At December 31, 2011 and 2010, the Company holds financial instruments bearing fixed interest rates on leading financial institutions in the country. The Company's operating cash flows are substantially independent of changes in market interest rates; therefore, in the opinion of management, the Company has no significant exposure to interest rate risks.

Interest rate sensitivity -
The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings on floating rate. With all other variables held constant, the Group's profit before tax is affected through the impact on floating rate borrowings as follows:

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

	Increase/decrease in basis points	Effect on profit before tax
		S/.(000)
2010
Nuevos soles	+50	76
	+100	152
2011
Nuevos soles	+50	65
	+100	129

The assumed movement in basis points for interest rate sensitivity analysis is based on the currently observable market environment.

(ii)	Foreign currency risk -
Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Management is responsible for identifying, measuring, monitoring and reporting the overall risk exposure of the Company and its Subsidiaries. Foreign exchange risk arises when the Company and its Subsidiaries have mismatches between their positions, lending and off-balance in the various currencies in which it operates, which are mainly in Peruvian Nuevos Soles (functional currency) and U.S. dollars. The current position in foreign currency comprises assets and liabilities are stated at the exchange rate of the date of the consolidated statements of financial position. Any devaluation / revaluation of foreign currencies affect the consolidated statements of comprehensive income.

Foreign currency transactions are carried out at the exchange rates in each market. At December 31, 2011 and 2010, the weighted average exchange rate of various currencies in relation to the neuvos soles is as follows:

	2011 Exchange rate for 1 Nuevo Sol	2010 Exchange rate for 1 Nuevo Sol
U.S.Dollars	2.6970	2.8090
Colombian Pesos	0.0013	0.0014
Bolivares (*)	1,2571	1.3098

(*)
Since May 2009, Comvelven C.A.'s products got out of the list of products of Popular Power Ministry for Light and Trading Industries (“MILCO” for its acronym in Spanish), that is why it does not have access to get currencies at exchange rates through Cadivi; it has valuated the inventories and accounts payable, on the basis of discounted cash flows it expects to receive from the liquidation of assets and pay for liabilities.

As of December 31, 2011 and 2010, the Group had the following assets and liabilities by currency (in thousands of Nuevos soles):

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

	2011					2010
	U.S. Dollars	Colombian Pesos	Bolivares	Nuevos soles	Total	U.S. Dollars	Colombian Pesos	Bolivares	Nuevos soles	Total
	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Assets
Cash and cash equivalents	11,540	1,235	14,466	3,319	30,560	3,367	1,708	4,417	4,181	13,673
Trade accounts receivable, net	19,210	10,747	773	10,903	41,633	17,365	14,800	439	10,829	43,433
Other accounts receivable	440	835	1,536	2,936	5,747	3,205	1,855	609	16,186	21,855
	31,190	12,817	16,775	17,158	77,940	23,937	18,363	5,465	31,196	78,961
Liabilities
Financial liabilities	30,140	278	—	5,998	36,416	18,184	3,086	—	14,191	35,461
Trade accounts payable	23,510	1,055	19	4,000	28,584	10,515	1,109	64	2,732	14,420
Other accounts payables	1,351	14,721	2,547	9,097	27,716	1,475	9,679	1,163	6,277	18,594
Financial liabilities long-term	77,614	—	—	3,417	81,031	80,837	—	—	24,175	105,012
Other accounts payables long term	—	—	—	—	—	4,230	—	—	—	4,230
	132,615	16,054	2,566	22,512	173,747	115,241	13,874	1,227	47,375	177,717
Position asset (liability) net	(101,425)	(3,237)	14,209	(5,354)	(95,807)	(91,304)	4,489	4,238	(16,179)	(98,756)

During 2011 and 2010, the Company and its subsidiaries have recorded a gain from net exchange difference of approximately S/.1,490,000, and S/.4,266,000, respectively, which is presented in the consolidated statements of comprehensive income.

The Company and Subsidiaries manage foreign exchange risk by monitoring and controlling the position values different to functional currency in each country and that is exposed to changes in exchange rates. The Company and Subsidiaries measure their performance in each country in their functional currency, so if the net foreign exchange position is positive, any depreciation of the U.S. dollar would affect negatively the consolidated statements of financial position of the Company and Subsidiaries. The current position in a foreign currency comprises exchange rate-linked assets and liabilities in that currency. Any depreciation/appreciation of the foreign exchange would affect the consolidated statements of comprehensive income.

The following chart shows an analysis for the sensitivity of the United States dollar (the currency to which the Corporation has significant exposure, as of December 31, 2011 and 2010, and is the Corporation's functional currency) and its effects on monetary assets and liabilities and estimated cash flows. The analysis determines the effect of reasonable expected variations in the United States dollar exchange rate, taking into account that the other variables affecting the consolidated income before income tax remain without changes. A negative amount shows a potential net reduction in the consolidated statements of comprehensive income and positive amount reflects a potential net increase:

Sensitivity analysis	Change in Exchange rates	Effect on profit before income tax and worker's profit sharing
	%	2011	2010
		S/.(000)	S/.(000)
Devaluation -
U.S. Dollars	5	13,680	12,803
U.S. Dollars	10	27,361	25,606
Revaluation -
U.S. Dollars	5	(13,680)	(12,803)
U.S. Dollars	10	(27,361)	(25,606)

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

Liquidity Risk
Liquidity risk is the risk that the Company is unable to meet its payment obligations associated with financial liabilities when due and to replace funds when they are withdrawn. The consequence would be the default in payment of its obligations to third parties.

Liquidity risk is controlled by matching the maturities of the assets and liabilities, obtaining credit lines with several different financial institutions and maintaining the cash surplus, in order to allow the Company and Subsidiaries to develop their operations normally.

Management of liquidity risk implies maintaining sufficient cash and the possibility of committing or having financing committed through an adequate number of credit sources. In this regard, the Company's management focuses its efforts to maintain sufficient resources to enable it to meet its expenditures.

The following table shows the maturity of the Company's future payments based on contractual obligations described below:

	Less than 3 months	3 to 12 months	1 to 5 years	Total
	S/.(000)	S/.(000)	S/.(000)	S/.(000)
As of December 31, 2011
Trade accounts payable	28,584	—	—	28,584
Accounts payable to related parties	1,266	—	—	1,266
Other accounts payable	26,449	—	—	26,449
Financial liabilities	—	36,416	81,031	117,447
Total liabilities	56,299	36,416	81,031	173,746

	Less than 3 months	3 to 12 months	1 to 5 years	Total
	S/.(000)	S/.(000)	S/.(000)	S/.(000)
As of December 31, 2010
Trade accounts payable	14,420	—	—	14,420
Other accounts payable	18,594	—	4,230	22,824
Financial liabilities	—	35,461	105,012	140,473
Total liabilities	33,014	35,461	109,242	177,717

Capital management
The Company actively manages a capital base to cover the inherent risks in its activities. The Company's capital adequacy is monitored using, among other measures, ratios set by the Management.

The Company's objectives when managing capital, which is a broader concept than the “Net equity” on the face of the consolidated statements of financial position, are: (i) to safeguard the Company's ability to continue as a going concern so that it can continue to provide returns for shareholders and benefits for the other stakeholders; and (ii) to maintain a strong capital base to support the development of its business activities.

As of December 31, 2011 and 2010, there were no changes in the Company's activities and capital management's policies, See note 17.

29.	Fair value of financial instruments
Below you can see a comparison by class of the carrying amounts and fair values of the Company's financial instruments that are presented in the financial statements.

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

	Book value			Fair value
	2011	2010	As of January 1, 2010	2011	2010	As of January 1, 2010
	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)	S/.(000)
Financial assets
Cash and cash equivalents	30,560	13,673	19,658	30,560	13,673	19,658
Other accounts receivable (*)	2,270	1,099	2,380	2,274	1,099	2,380
Trade accounts receivable	44,262	43,433	31,989	41,633	43,433	31,989
Accounts receivable from related parties	455	13,026	10,937	451	13,026	10,937
Total	77,547	71,231	64,964	74,918	71,231	64,964
Financial liabilities
Financial liabilities	117,447	137,380	166,505	121,327	148,342	172,657
Trade accounts payable	28,584	14,420	14,987	28,584	15,171	15,686
Other accounts payable (**)	18,696	11,681	12,261	25,916	25,618	28,794
Accounts payable to related parties	1,266	—	—	1,266	—	—
Loans payable to shareholders	—	—	4,884	—	—	3,728
Total	165,993	163,481	198,637	177,093	189,131	220,865

(*)
As of December 31, 2011, the accounts receivable included in this table does not consider an amount up S/.3, 022,000 (S/.7, 730,000 as of December 31, 2010 and S/. 19,306,000 as of January 1, 2010) for Value Added tax payable and credit for income taxes, since, in accordance with international financial reporting standards in force in Peru, these accounts do not qualify as financial instruments.

(**)
As of December 31, 2011, the accounts payable in this table are not considered a rising amount of S/. 7,753,000 (S/. 6,913,000 as of December 31, 2010 and S/. 9,306,000 as of January 1, 2010) for the income tax and other taxes, which, in accordance with international financial reporting standards in force in the Peru, do not qualify as financial instruments.

The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between independent parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

-	Cash and short-term deposits and trade and other receivables, approximate their carrying amounts largely due to the short-term maturities of these instruments.

-	Fair value of interest-bearing loans and borrowings is estimated by discounting future cash flows using rates currently available for debt on similar terms, credit risk and remaining maturities.

30.	Operating segments information

(a)
For management purposes, the Group is organized into business units based on their products and services, and has determined that these units represent a single segment, because the Management monitors the operating results of the business units together, for the purpose of making decisions about allocating resources and assessing their financial performance

(b)	Information by geographic area:

	2011	2010
	S/.(000)	S/.(000)
Revenues by countries
Peru	97,838	162,228
Colombia	167,679	144,408
Venezuela	25,101	27,511
Elimination of internal customers	(26,743)	(25,771)
	263,875	308,376

Soldex S.A. (formerly Soldaduras Peruanas S.A.) and Subsidiaries
Notes to the consolidated financial statements - continued

The revenue information shown here is based on the geographical location of the customer. There is no concentration of income for a single client as there is a diversification of the same.

For this purpose, non-current assets include property, plant and equipment, and intangible assets, as follows:

	2011	2010
	S/.(000)	S/.(000)
Non-current assets
Peru	30,283	30,248
Colombia	162,247	170,127
Venezuela	293	217
	192,823	200,592